UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2023

Mind Medicine (MindMed) Inc.

(Exact name of Registrant as Specified in Its Charter)

New York	001-40360	98-1582438
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One World Trade Center Suite 8500
New York, New York		10007
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 220-6633

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	MNMD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2023 (the “Closing Date”), Mind Medicine (MindMed) Inc. (the “Company”) and certain of its subsidiaries party thereto, as co-borrowers (together with the Company, the “Borrowers”), entered into a Loan and Security Agreement (the “Loan Agreement”) with the lenders referred to therein (the “Lenders”), K2 HealthVentures LLC (“K2HV”), as administrative agent and Canadian collateral agent for the Lenders, and Ankura Trust Company, LLC, as collateral trustee for the Lenders. The Loan Agreement provides for up to an aggregate principal amount of $50.0 million in term loans (the “Term Loan”) consisting of a first tranche term loan of $15.0 million funded on the Closing Date, subsequent tranches of term loans totaling $20.0 million to be funded upon the achievement of certain time-based, clinical and regulatory milestones, and an additional tranche term loan of up to $15.0 million upon the Company’s request, subject to review by the Lenders of certain information from the Company and discretionary approval by the Lenders.

The Term Loan matures on August 1, 2027, and the obligations of the Borrowers under the Loan Agreement are secured by substantially all of the assets of the Borrowers, excluding intellectual property.

The Term Loan bears a variable interest rate equal to the greater of (i) 10.95% and (ii) the sum of (a) the Prime Rate as reported in The Wall Street Journal plus (b) 2.95%. The Company may prepay, at its option, all, but not less than all, of the outstanding principal balance and all accrued and unpaid interest with respect to the principal balance being prepaid of the Term Loan, subject to certain prepayment notice requirements; provided that such prepayment notice may be conditioned upon the effectiveness of a refinancing or any other transaction, in which case such prepayment notice may be revoked by the Borrowers.

The Lenders may elect at any time following the Closing Date and prior to the full repayment of the Term Loan to convert any portion of the principal amount of the term loans then outstanding, up to an aggregate principal amount of $4.0 million, into the Company’s common shares (the “Conversion Shares”), at a conversion price equal to $4.01 per Conversion Share, subject to certain limitations.

The conversion price will be subject to adjustment upon the occurrence of certain events which include, but are not limited to, payment of dividends and distribution of shares. The Loan Agreement also provides the Lenders with certain piggyback registration rights with respect to the Conversion Shares.

The Loan Agreement contains customary representations and warranties and affirmative and negative covenants for financings of this type, including covenants that limit or restrict the ability of the Borrowers or their subsidiaries to, among other things: dispose of assets; make changes to their business, management, ownership or business locations; merge or consolidate; incur additional indebtedness, encumbrances or liens; pay dividends or other distributions or repurchase equity; make investments; and enter into certain transactions with affiliates, in each case subject to certain enumerated exceptions.

The Loan Agreement contains customary events of default for financings of this type, including pursuant to a change in control. Upon the occurrence and continuation of an event of default, all amounts due under the Loan Agreement become (in the case of a bankruptcy event), or may become (in the case of all other events of default and at the option of the administrative agent), immediately due and payable.

The proceeds of borrowings under the Loan Agreement are expected to be used for working capital and other general corporate purposes and/or to further support commercial activities and/or business development opportunities. Once repaid, the Term Loan may not be reborrowed.

The foregoing descriptions of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Loan Agreement filed as Exhibit 10.1 attached hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above regarding the Loan Agreement is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above regarding the Conversion Shares is incorporated by reference into this Item 3.02. The issuance of shares of the Company’s common stock underlying the Conversion Shares will be made in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1*	Loan and Security Agreement, dated August 11, 2023, by and among Mind Medicine (MindMed) Inc., K2 HealthVentures LLC and Ankura Trust Company, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission, certain portions of this exhibit have been redacted because they are both not material and the type that the Company treats as private or confidential. The Company hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon its request, an unredacted copy of this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIND MEDICINE (MINDMED) INC.

Date: August 14, 2023	By:	/s/ Robert Barrow
	Name:	Robert Barrow
	Title:	Chief Executive Officer